Exhibit 10.125

CLEAN ENERGY FUELS CORP.
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of May 9, 2018, by and between Clean Energy Fuels Corp., a Delaware corporation (the “Company”), and Total Marketing Services S.A., a company incorporated and registered in France (Company Number 542 034 921) (the “Purchaser”).
WHEREAS, the Company has outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), which shares of Common Stock are currently traded on the Trading Market (as defined below).
WHEREAS, the Purchaser desires to purchase, and the Company has agreed to sell, shares of Common Stock, pursuant to the terms and subject to the conditions set forth in this Agreement.
WHEREAS, concurrently with entering into this Agreement, the Company, Purchaser and the other parties thereto are entering into the Voting Agreement (as defined below).
WHEREAS, the parties have signed a non-binding letter of intent to negotiate in good faith a Credit Support Agreement a copy of which is attached hereto as Exhibit A (the “Credit Support Letter of Intent”).
AGREEMENT
In consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:
SECTION 1.DEFINITIONS.
In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the following meanings:
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including, for the avoidance of doubt, its correlative meanings “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
1.2    “Approval” means such approval from the stockholders of the Company at the Stockholder Meeting (as defined below) as may be required by Nasdaq Rule 5635 and interpretations thereof with respect to the authorization and issuance of the Shares, together with such approval from the stockholders of the Company at the Stockholder Meeting as may be required by the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws to implement, and the implementation of, an increase to the number of shares of Common Stock the

Company is authorized to issue by an amount sufficient to allow the Company to issue all of the Shares.
1.3    “Board” means the Board of Directors of the Company.
1.4    “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City and Paris, France are open for the general transaction of business.
1.5    “Environmental Law” means any Applicable Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or (b) concerning the presence of, exposure to or the management, manufacture, distribution, use, containment, storage, handling, recycling, reclamation, reuse, treatment, generation, discharge, release (or threatened release), transportation, processing, production, disposal or remediation of any Hazardous Materials under any such Applicable Law, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
1.6    “Governmental Entity” means any U.S. or foreign federal, state, provincial, county, municipal or local government or other political subdivision thereof or any other governmental, quasi-governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, department, court, judicial body, tribunal (including arbitration tribunal), instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government. The definition of “Governmental Entity” shall include Nasdaq.
1.7    “Hazardous Materials” means any chemicals, pollutants, contaminants, toxic or hazardous substances or wastes, or other materials that are identified as hazardous, or words of similar import or regulatory effect, in any Environmental Law.
1.8    “International Economic Sanctions” means any Applicable Laws relating to economic sanctions enacted, administered, imposed or enforced by a Governmental Entity, including the United States, the United Nations, or the European Union.
1.9    “Knowledge of the Company” means, with respect to the Company, the knowledge of any of Andrew J. Littlefair, Robert M. Vreeland, Mitchell Pratt, J. Nathan Jensen, and Barclay F. Corbus. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if (a) such individual has or at any time had actual knowledge of such fact or other matter or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable due inquiry or investigation concerning the existence thereof.
1.10    “Lien” means, with respect to any property, asset, interest or equity, any pledge, mortgage, security interest, license grant, encumbrance, lien (statutory or otherwise), charge,

assessment, claim, right of set-off, title retention, title defect, right of first refusal, right to acquire, option, right of pre-emption or conversion, or any agreement to create any of the foregoing.
1.11    “Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the Closing or would reasonably be expected to do so; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect under clause (a) of this definition:
(i)    any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(ii)    general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(iii)    any change that generally affects industries in which the Company and its subsidiaries conduct business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(iv)    acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(v)    any hurricane, earthquake, flood or other natural disasters or acts of God, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(vi)    changes in federal, state, local or foreign laws, rules or regulations after the date hereof, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(vii)    changes in accounting principles generally accepted in the United States of America (“GAAP”) after the date of this Agreement, to the extent the Company and its subsidiaries are not disproportionately affected thereby;
(viii)    in and of itself, a decline in the price of the Common Stock on the Trading Market or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse

Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(vii) of the definition); and
(ix)    in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(vii) of the definition).
1.12    “Nasdaq” means The Nasdaq Stock Market.
1.13    “Permitted Lien” means (i) cashiers’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’ Liens arising or incurred under a statute in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and are not material individually or in the aggregate, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record, and other title defects, related to real property not interfering materially with the ordinary conduct of the business or detracting materially from the use, occupancy, value or marketability of title of the real property subject thereto, (iii) zoning, building codes or other land use laws regulating the use or occupancy of the real property used in the operation of the business of the Company and its subsidiaries or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and its subsidiaries, (iv) Liens for Taxes that the taxpayer is contesting in good faith and for which reserves have been established in accordance with GAAP and for Taxes not yet due and payable, (v) restrictions under real property leases subleases and other occupancy agreements related to real property to which the Company or any of its subsidiaries is a party not interfering materially with the ordinary conduct of the business or detracting materially from the use or occupancy of such real property, (vi) pledges or deposits under workers’ compensation legislation or unemployment insurance laws, (vii) Liens granted to any lender with any financing disclosed in the SEC Documents, (viii) Liens, if any, reflected in the latest Financial Statements set forth in the SEC Documents, or (ix) Liens that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company and its subsidiaries.
1.14    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Entity or any other form of entity not specifically listed.
1.15    “Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit C.
1.16    “Rule 144” means Rule 144 promulgated under the Securities Act.

1.17    “subsidiary” means each entity that is consolidated with the Company for financial statement purposes.
1.18    “Tax” means any federal, state, local, foreign or other taxes, fees, duties, levies, imposts or similar government charges in the nature of a tax or other like assessments of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Entity.
1.19    “Tax Return” means any return, document, declaration, report, form, election or other information or filing (including any attachments thereto or amendment thereof) provided or required to be provided to any Governmental Entity with respect to Taxes.
1.20    “Trading Day” means a day on which the Trading Market is open for trading.
1.21    “Trading Market” means The Nasdaq Global Select Market, or if the Common Stock is listed or quoted on another national securities exchange or trading or quotation system as of the date in question, such other exchange or trading or quotation system.
1.22    “Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Voting Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time, but excluding the Credit Support Letter of Intent and any agreements or other documents related thereto or contemplated thereby.
1.23    “Transactions” means collectively, the transactions contemplated by this Agreement and the other Transaction Documents, but excluding the transactions contemplated by the Credit Support Letter of Intent.
1.24    “Voting Agreement” means the voting agreement of even date herewith, entered into by and among the Company, Purchaser, and each of the Company’s directors and executive officers, a copy of which is attached hereto as Exhibit D.
SECTION 2.    AGREEMENT TO SELL AND PURCHASE THE SHARES.
2.1    Purchase of Shares. Subject to the satisfaction or waiver of the conditions set forth in Section 3.2, at the Closing, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, free and clear of all Liens, 50,856,296 shares of Common Stock (the “Shares”) at a purchase price per share (the “Per Share Purchase Price”) equal to $1.64 (such number of shares of Common Stock and purchase price per share to be adjusted for any split, combination or reclassification of the Common Stock effected between the date hereof and the Closing).
2.2    Nasdaq Compliance. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, the Company shall have no obligation to issue, and shall not issue, any shares of Common Stock pursuant to this Agreement either (a) before the Stockholder Meeting commences, or (b) if such issuance would result in a violation of the Company’s obligations under the rules and regulations of Nasdaq or any other Trading Market on which the Common Stock is listed or quoted (including the interpretive guidance of Nasdaq or such other Trading Market with respect thereto and any notifications the Company may receive from Nasdaq or such other Trading Market in connection with the Transactions). The provisions of this Agreement shall be implemented in a manner other than in strict conformity with the terms hereof, solely to the extent necessary to ensure the Company’s compliance with all such rules and regulations.
SECTION 3.    CLOSING, CLOSING CONDITIONS AND CLOSING DELIVERIES.
3.1    Closing. The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall occur at 10:00 a.m., Pacific time, on the third Trading Day after the satisfaction or waiver of each of the conditions set forth in Section 3.2 (except for such conditions that by their nature will be satisfied at Closing, but subject to their satisfaction) at the principal executive offices of the Company located at 4675 MacArthur Court, Suite 800, Newport Beach, California 92660, or at such other time or place as may be agreed to by the Company and the Purchaser. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
3.2    Closing Conditions.
(a)    Mutual Closing Conditions. The respective obligations of each party hereto at the Closing are subject to the satisfaction (or waiver, if and to the extent permitted by Applicable Law), on or before the Closing, of the following conditions:
(i)    There shall be no federal, state, local or foreign laws, rules, regulations, injunctions, judgments, decrees or orders enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction (“Applicable Laws”) that are in effect and make illegal or otherwise prohibit or materially delay the consummation of the Closing or Purchaser’s purchase or ownership of the Shares.
(ii)    The Company shall have obtained the Approval; provided, however, that if the Approval is not obtained at the Stockholder Meeting, then the Purchaser shall have the right to waive in accordance with this Section 3.2(a)(ii) (the “Waiver Right”), and if the Purchaser so elects to waive then the Company shall waive, the condition that the Approval shall have been obtained on or before the Closing solely with respect to the purchase and sale by the Purchaser hereunder of such number of shares of Common Stock equal to 19.99% of the lesser of (x) the number of shares of Common Stock outstanding immediately before the execution and delivery of this Agreement, and (y) the number of shares of Common Stock outstanding immediately before the delivery to the Company of the Notice (as defined below) (such shares, rounded down to the nearest whole share and no greater or lesser number of shares, the “Reduced Shares”) and solely if permitted by Applicable Law, including without resulting in a violation of the Company’s obligations under the rules and regulations of Nasdaq or any other Trading Market on which the Common Stock is listed or quoted (including the interpretive guidance of Nasdaq or such other Trading Market with respect thereto and any notifications the Company may receive from Nasdaq or such other Trading

Market in connection with the Transactions). If the Approval is not obtained at the Stockholder Meeting and the Purchaser elects to exercise the Waiver Right, then it shall deliver to the Company a notice (the “Notice”) of such election at any time from and after the date the Stockholder Meeting commences until the date that is two calendar weeks after the conclusion of the Stockholder Meeting, and the closing of the purchase and sale of the Reduced Shares shall occur within five Trading Days after the later of (A) the date of the Notice, and (B) the date on which all conditions set forth in this Section 3.2 have been satisfied or waived. If the Purchaser exercises the Waiver Right in accordance with this Section 3.2(a)(ii) and the other terms and conditions of this Agreement, then all references in this Agreement to (1) “Shares” shall be deemed to refer to the Reduced Shares, (2) “Closing” and “Closing Date” shall be deemed to refer to the closing of the purchase and sale of the Reduced Shares pursuant to this Agreement and the date thereof, respectively, and (3) “Purchase Price” shall be deemed to refer to an amount equal to the product of the Per Share Purchase Price and the number of Reduced Shares.
(b)    Conditions to Purchaser’s Obligations. The Purchaser’s obligation to purchase the Shares and pay the Purchase Price (as defined below) at the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Purchaser at its sole discretion:
(i)    The Company shall have performed and complied with all agreements, covenants and conditions herein required to be performed or complied with by the Company on or before the Closing, or any non-performance or non-compliance shall have been cured.
(ii)    There shall not have occurred any change, event, development, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(iii)    The Company shall have delivered, or caused to be delivered, to the Purchaser all of the Company’s Closing deliveries set forth in Section 3.3 (other than the Closing delivery set forth in Section 3.3(b)).
(c)    Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Company at its sole discretion:
(i)    The Purchaser shall have performed and complied with all agreements, covenants and conditions herein required to be performed or complied with by the Purchaser on or before the Closing, or any non-performance or non-compliance shall have been cured.
(ii)    The Purchaser shall have delivered, or caused to be delivered, to the Company all of the Purchaser’s Closing deliveries set forth in Section 3.3 (other than the Closing delivery set forth in Section 3.3(a)).

3.3    Closing Deliveries.
(a)    Payment of the Purchase Price at Closing. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company, by wire transfer of immediately available funds to the account set forth on Exhibit B, an amount equal to $83,404,325.44 (the “Purchase Price”).
(b)    Issuance of the Shares at the Closing. At the Closing, the Company shall issue, or cause the Company’s transfer agent to issue, to the Purchaser the Shares in global form through a restricted book-entry account maintained by the Company’s transfer agent registered in the name of Purchaser, representing the number of Shares purchased by the Purchaser at the Closing against payment of the Purchase Price (including providing a copy of the irrevocable instructions delivered by the Company to the Company’s transfer agent instructing the transfer agent to issue the Shares to the Purchaser by crediting the Shares to an account of the Purchaser on the transfer agent’s restricted book-entry system on the date of the Closing and acknowledgement thereof by the Company’s transfer agent).
(c)    Registration Rights Agreement. At the Closing, each of the Company and the Purchaser shall execute and deliver to the other party the Registration Rights Agreement.
(d)    Secretary’s Certificate. At the Closing, the Purchaser shall have received a certificate signed by the Secretary of the Company, certifying (i) the resolutions of the Board approving this Agreement and all of the Transactions and (ii) if the approval of any committee of the Board is required to authorize this Agreement or any of the Transactions, the appropriate resolutions of such committee.
(e)    Compliance Certificate. At the Closing, the Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying to the satisfaction of the conditions set forth in Section 3.2(b).
(f)    Legal Opinion. At the Closing, the Company shall cause to be delivered to the Purchaser the legal opinion of Morrison & Foerster LLP in substantially the form agreed by the parties hereto.

SECTION 4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
Except as disclosed in the SEC Documents that are publicly available as of the date of this Agreement; provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward-looking statements” disclaimer or other statements to the extent they are predictive or forward-looking in nature that are included in any part of any SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement, the Company hereby represents and warrants to and covenants with the Purchaser as follows:

4.1    Organization and Standing. The Company and each of its subsidiaries has been duly incorporated or formed, is duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, has full corporate or other power and authority necessary to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.
4.2    Corporate Power; Authorization. The Company has all requisite corporate power, and the Company and its Board have taken all requisite corporate action, to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which the Company is a party, to consummate the Transactions and to carry out and perform all of the Company’s obligations hereunder and thereunder and, other than the receipt of the Approval, no further consent or authorization is required by the Company, the Board, the Company’s stockholders, or other governing body of the Company or any of its subsidiaries to consummate the Transactions. Upon the execution and delivery of this Agreement and each Transaction Document by the Company, this Agreement and each such Transaction Document shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally, including any specific performance.
4.3    Issuance and Delivery of the Shares. The Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. The issuance and delivery of the Shares is not, and immediately after the Closing, the Shares will not be, subject to any Liens or any other similar rights of the stockholders of the Company or any other Person (other than Liens created by Purchaser). Assuming the accuracy of the representations made by the Purchaser in SECTION 5, the offer and sale by the Company of the Shares at each Closing is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).
4.4    SEC Documents; Financial Statements. The Company has filed in a timely manner all reports, schedules, forms, statements and other documents that the Company has been required to file with the Securities and Exchange Commission (the “Commission”) under Sections 13, 14(a) and 15(d) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2017 (all of the foregoing documents, including all exhibits and appendices thereto, and all financial statements, notes, correspondence and schedules thereto and documents incorporated therein by reference, together with any documents filed by the Company under the Exchange Act, whether or not required, being collectively referred to herein as the “SEC Documents”). As of their respective filing dates (or, if amended before the date of this Agreement, when amended), all SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents as of their respective filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its subsidiaries, on a consolidated basis, set forth in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial position of the Company and its subsidiaries at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to only normally recurring adjustments necessary to state fairly the Company’s financial position, results of operations and cash flows as of and for the dates or periods presented .
4.5    Capitalization. All of the Company’s outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of or subject to any Lien, preemptive right or other rights to subscribe for or purchase securities. As of the date hereof, the authorized capital stock of the Company consists of 224,000,000 shares of Common Stock and 1,000,000 shares of undesignated preferred stock, par value $0.0001 (the “Preferred Stock”). As of the date of this Agreement, and without giving effect to the Transactions, there are no shares of Preferred Stock issued and outstanding and there are 152,568,887 shares of Common Stock issued and outstanding, of which no shares are owned by the Company. There are no other shares of any other class or series of capital stock of the Company authorized, issued or outstanding. The Company has no capital stock reserved for issuance, except that, as of the date of this Agreement (and without giving effect to the Transactions), there are (a) 13,022,146 shares of Common Stock reserved for issuance pursuant to the exercise or vesting and settlement, as applicable, of options and restricted stock units outstanding on such date, (b) 7,080,128 shares of Common Stock reserved for issuance pursuant to the conversion of the Company’s $110,450,000 aggregate principal amount of 5.25% Convertible Senior Notes due 2018 outstanding on such date, (c) 7,911,392 shares of Common Stock reserved for issuance pursuant to the conversion of the Company’s $125,000,000 aggregate principal amount of 7.5% Convertible Notes due 2019 and 2020 (such convertible notes, together with the 5.25% Convertible Senior Notes due 2018, the “Convertible Notes”) outstanding on such date, and (d) 2,653,748 shares of Common Stock reserved for issuance pursuant to grants of future awards or future purchases, as applicable, under the Company’s 2016 Performance Incentive Plan (as amended to date, the “2016 Plan”) and the Company’s 2013 Employee Stock Purchase Plan (as amended to date, the “ESPP”). Except as set forth above, and except for the issuance of the Shares pursuant to this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Neither the execution of this Agreement nor the issuance of the Shares pursuant to this Agreement will give rise to any preemptive rights, rights of first refusal or any other Liens on behalf of any Person or result in the triggering of any anti-dilution or other similar rights. Except as disclosed in the SEC Documents, and except for the Registration

Rights Agreement, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. Except as disclosed in the SEC Documents, (i) to the Company’s Knowledge, and based solely on a review of Schedule 13D, Schedule 13G, and Forms 3, 4 and 5 filed with the Commission as of the date hereof, no Person or "group" (as defined in Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder) “beneficially” (as defined in Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder) owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all convertible securities, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% stockholder for purposes of federal securities laws); (ii) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; and (iii) the Company has no stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished to Purchaser true, correct and complete copies of the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto (except for differences in vesting or other provisions of the Company’s outstanding equity awards granted under and in accordance with the terms of the Company’s equity incentive plans, true, correct and complete copies of which are included in the SEC Documents).
4.6    Certificate of Incorporation and Bylaws. The Company has made available to the Purchaser, true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect as of the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect as of the date hereof (the “Bylaws”). The Company shall not amend or otherwise modify the Certificate of Incorporation or Bylaws before the Closing Date except as contemplated by the Amended Proxy Statement (as defined below).
4.7    Litigation. As of the date hereof there are no actions, suits, investigations, claims or other proceedings pending or, to the Knowledge of the Company, threatened in writing against, or affecting, the Company, any of its subsidiaries or any of the Company’s officers or directors in their capacity as such before or by any court, regulatory body or administrative agency or any other Governmental Entity, which actions, suits, investigations, claims or other proceedings (a) individually or in the aggregate, would reasonably be expected to challenge this Agreement or adversely affect, prohibit or delay the Transactions, or (b) would reasonably be expected to result in an injunction or equitable remedy or payment by the Company of more than $5,000,000 in each case. There has not been and there is not pending or, to the Knowledge of the Company, contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

4.8    Governmental Entity Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. Governmental Entity is required on the part of the Company in connection with the consummation of the Transactions, except for (a) such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings as have been made or obtained, as applicable, as of the date hereof, (b) receipt of the approval by the Trading Market of the listing of the Shares thereon, (c) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under the Securities Act, (d) the filing with the Commission of one or more registration statements, and the receipt of a declaration of effectiveness by the Commission in relation to each of those registration statements, in accordance with the requirements of the Registration Rights Agreement, (e) the filing with the Commission of the Amended Proxy Statement and the lapse of ten calendar days after the initial filing of the Proxy Amendment (as defined below) or the confirmation from the Commission that it will not comment on, or that it has no additional comments on, the Proxy Amendment in accordance with Section 7.9, and (f) compliance with the securities laws in the states and other jurisdictions in which the Shares are offered and/or sold hereunder, which, in the case of each of clauses (c) through (f), shall be effected by the Company at such times as required and otherwise in accordance with such laws.
4.9    No Default or Consents. The Company is not in violation of any term of or in default under its Certificate of Incorporation or Bylaws. None of the Company’s subsidiaries is in violation or default under its organizational documents. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any of the Transactions (including the issuance, sale and delivery by the Company of the Shares) will (a) give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any Lien other than Permitted Liens upon any properties or assets of the Company or any of its subsidiaries pursuant to the terms of, (i) any indenture, mortgage, deed of trust or other agreement or instrument that is required by the Exchange Act to be filed as an exhibit or incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Company with the Commission from January 1, 2017 until the date of the applicable Closing, or (ii) any material franchise, license, permit, or Applicable Law applicable to the Company or any of its subsidiaries (including, assuming the accuracy of the representations and warranties made by the Purchaser herein, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities is subject), or (b) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws, except in the case of clause (a) as would not cause, either individually or in the aggregate, a Material Adverse Effect, and except for such consents or waivers, which have already been obtained and are in full force and effect.
4.10    No Material Adverse Effect; Absence of Certain Changes. Since December 31, 2017, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except for the Transactions, no event, liability or development has occurred or exists with respect to the Company, its subsidiaries or their respective businesses, properties, operations or financial conditions that would be required to be disclosed by the Company as of the date of this Agreement under applicable federal securities laws and that has not been publicly disclosed at least one Trading Day before the date of this Agreement. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, the Company has not (i) declared or paid any dividends, (ii) sold any material assets outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate, outside of the ordinary course of business. The Company has not taken any steps to seek protection pursuant to any Applicable Law relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any Knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact which would reasonably lead a creditor to do so.
4.11    No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act (“Regulation D”)) in connection with the offer or sale of the Shares.
4.12    No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including under the rules and interpretations of the Trading Market.
4.13    Sarbanes-Oxley Act. The Company is in material compliance with the requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date of the Closing, and the rules and regulations promulgated by the Commission thereunder that are effective and applicable to the Company as of the date of the Closing.
4.14    Intellectual Property. To the Knowledge of the Company, the Company or one of its subsidiaries collectively owns, possesses, licenses or has rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets, know-how and other similar rights that are necessary or material for use in connection with their respective businesses as currently conducted (collectively, the “Intellectual Property Rights”). Neither the Company nor any of its subsidiaries has received a written notice (i) challenging the ownership, possession or right of use of the Intellectual Property Rights, (ii) suggesting that any other Person has any claim of legal or beneficial ownership with respect to the Intellectual Property Rights, or (iii) alleging that the Intellectual Property Rights used by the Company or any of its subsidiaries, or the conduct of the Company’s or any of its subsidiaries’ businesses violates, infringes or misappropriates upon the intellectual property rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing violation, infringement or misappropriation by another Person of any of the Intellectual Property Rights as of the date hereof.

4.15    Listing and Maintenance Requirements. The Company has not in the past two years received notice from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market. The issuance and sale of the Shares pursuant to and in accordance with the terms of this Agreement does not and will not contravene the rules and interpretations of the Trading Market.
4.16    Disclosure. The Company understands and confirms that the Purchaser will rely on the representations, warranties and covenants set forth in this SECTION 4 in effecting the Transactions. To the Knowledge of the Company, all due diligence materials regarding the Company and its business and the Transactions, furnished by or on behalf of the Company to the Purchaser upon its request are, when taken together with the SEC Documents, true and correct in all material respects and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, misleading as of the respective dates such materials are dated; provided, that to the extent any such material contains, is based upon or constitutes a forecast, projection or other forward-looking information, the Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.
4.17    Company Contracts.
(a)    Material Contracts. Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described, summarized or filed.
(b)    Valid and Binding Agreements. The Material Contracts have been duly and validly authorized, executed and delivered by the Company or one of its subsidiaries, are in full force and effect and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, except as rights to indemnity or contribution may be limited by federal or state securities laws. The Company and its subsidiaries and, to the Knowledge of the Company, as of the date hereof, each of the counterparties to the Material Contracts, have performed in all material respects all obligations to be performed by them under the Material Contracts and neither the Company nor such applicable subsidiary nor, to the Knowledge of the Company, any other party thereto is (with or without the lapse of time or the giving of notice, or both), in any material respect, in violation of, or in default or breach under, the terms of any such Material Contracts. To the Knowledge of the Company, as of the date hereof, no event has occurred which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any material obligation under, any Material Contract and no party thereto has provided notice to the Company or any of its subsidiaries that it is terminating, or plans to terminate, such Material Contract.
4.18    Properties and Assets. The Company or one of its subsidiaries has good and marketable title to, and is the sole legal and beneficial owner of, all the properties and assets described as owned by it in the latest Financial Statements free and clear of all Liens other than Permitted Liens. The Company and each of its subsidiaries holds its leased properties and facilities under valid, subsisting, enforceable and binding leases. The Company and each of its subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.
4.19    Compliance. Neither the Company nor any of its subsidiaries is, and since the date of the Company’s latest filing on Form 10-K neither of them has been, (i) in material violation of, (ii) received notice of any material violation of, (iii) to the Knowledge of the Company, under investigation with respect to a material violation of, or (iv) to the Knowledge of the Company, threatened to be charged with a material violation of, any Applicable Laws, including all Environmental Laws and regulations, of the jurisdictions in which they are conducting business.
4.20    Environmental Matters. Since January 1, 2017, neither the Company nor any of its subsidiaries has, as of the date hereof, received any written request for information from any Governmental Entity pursuant to any Environmental Law or any written notices, demand letters, complaints or penalties from any Governmental Entity or other Person that have not heretofore been resolved with such Governmental Entity or other Person without any material liability for the Company or any of its subsidiaries, indicating that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law. There are no actions, suits, investigations, claims or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries before or by any court, regulatory body or administrative agency or any other Governmental Entity that assert a material violation of any Environmental Law by the Company or any of its subsidiaries. To the Knowledge of the Company, neither the Company nor any of its subsidiaries has disposed of, released or transported in material violation of any applicable Environmental Law any Hazardous Materials from any properties owned, leased or operated, or formerly owned, leased or operated by the Company or any of its subsidiaries, and no remediation or investigation regarding any such Hazardous Materials is presently being conducted by the Company or any of its subsidiaries at any property owned, leased or operated, or formerly owned, leased or operated, by the Company or any of its subsidiaries.
4.21    Taxes.
(a)    The Company and each of its subsidiaries (i) has filed on a timely basis (giving effect to valid extensions) all required federal, state, local and foreign income, franchise, excise and other material Tax Returns, and each such Tax Return is correct and complete in all material respects, and (ii) has timely paid or withheld and remitted to the appropriate Governmental Entity all material Taxes due and payable.

(b)    To the Knowledge of the Company, there is no Tax deficiency that has been or might be asserted or threatened against the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect.
(c)    All Tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company and its subsidiaries in accordance with GAAP, and copies of such books have been made available to Purchaser. Neither the Company nor any of its subsidiaries has ever (i) been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) participated in or cooperated with an international boycott within the meaning of Internal Revenue Code Section 999.
4.22    Investment Company. Neither the Company nor any of its subsidiaries is, and upon consummation of the sale of the Shares will not be, an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, each within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.
4.23    Insurance. The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate and customary for businesses similar to the businesses in which the Company and its subsidiaries are engaged and of comparable size, including directors’ and officers’ liability insurance and insurance covering all real and personal property owned or leased by the Company or any of its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect. The Company has not been refused any insurance coverage sought or applied for, and to the Knowledge of the Company, it will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at a cost that would not have a Material Adverse Effect.
4.24    Price of Common Stock. The Company has not (i) taken, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Shares, or (ii) paid or agreed to pay any Person any compensation for soliciting purchases of any of the Shares.
4.25    Governmental Permits. The Company and each of its subsidiaries has all material franchises, licenses, permits, approvals, certificates and other authorizations (“Permits”) from any Governmental Entity that are currently necessary for the operation of the business of the Company or such subsidiary, as applicable, as currently conducted, except where the failure to possess currently such franchises, licenses, permits, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written notice regarding any revocation or material modification of any Permit as of the date hereof. The Company and each of its subsidiaries are in compliance, in all material respects, with all terms and conditions of any Permit.

4.26    Internal Control over Financial Reporting; Disclosure Controls. The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act including interpretive guidance issued by the Commission in relation thereto. The Company maintains disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its chief executive officer and its chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. The Company has not received any notice or correspondence from the Company’s certified public accountants or a Governmental Entity relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company. There are no disagreements presently existing, and the Company is not aware of any potential disagreements, between the Company and the accountants presently employed by the Company, where “disagreements” for purposes of this sentence shall mean disagreements of the type described in Item 304(a)(i)(iv) of Regulation S-K promulgated by the Commission.
4.27    Foreign Corrupt Practices; Money Laundering. None of the Company, its subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made or authorized any unlawful direct or indirect payment or gift of money, property, or services to any foreign or domestic government official or employee, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company and each of its subsidiaries is in compliance with, and has not violated for the past five years, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, the laws, regulations and executive orders and sanctions programs administered by the U.S. Office of Foreign Assets Control.
4.28    Employee Relations. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company or any its subsidiaries in writing that such executive officer intends to leave the Company or otherwise terminate such executive officer’s employment with the Company or its subsidiaries, and to the Knowledge of the Company, no such executive officer plans to leave the Company or otherwise terminate employment with the Company or such subsidiary. To the Knowledge of the Company, no executive officer of the Company or any of its subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-

competition agreement, or any other material agreement or any material restrictive covenant involving or otherwise affecting such executive officer’s relationship with the Company or any of its subsidiaries, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any material liability with respect to any of the foregoing matters. Neither the Company nor any of the subsidiaries is a party to any collective bargaining agreement nor does it employ any member of a union and there are no works councils or similar representative bodies within the Company or any of the subsidiaries. The Company and each subsidiary has in relation to each of its current employees, trade unions, works councils and any other bodies representing employees, at all times since January 1, 2017 complied in all material respects with its obligations under Applicable Laws, covenants, collective bargaining agreements, reorganization plans or other rules on the co-determination of employees or their representatives. The Company believes that its relations with its employees are good. The Company and each subsidiary is in compliance in all material respects with its payment obligations to current and former employees and to any relevant governmental or other social security agencies or institutions.
4.29    No “Bad Actor” Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Knowledge of the Company, any Company Covered Person (as defined below), except for a Disqualification Event to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).
4.30    Nasdaq Compliance. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on The Nasdaq Global Select Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq Global Select Market.
4.31    Relationships with Customers and Suppliers. Neither the Company nor any of the subsidiaries is engaged in any dispute with any of their customers or suppliers and, to the Knowledge of the Company, none of such customers or suppliers intends to terminate or modify its business relations with the Company or its subsidiaries, in each case where the result of such dispute, termination or modification would be reasonably likely to result in a Material Adverse Effect.
4.32    Delaware 203 Waiver. The Board has approved the transactions contemplated by this Agreement, including the purchase of the Shares by the Purchaser pursuant to this Agreement and the covenants of the directors and executive officers of the Company as set for in the Voting Agreements (but excluding any other transactions by or involving the Purchaser with respect to the Corporation’s securities), and has declared such approval to be intended to satisfy the requirements of Section 203(a)(1) of the Delaware General Corporation Law. The Company does not have any stockholder rights plans or similar arrangements relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company.

SECTION 5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.
The Purchaser hereby represents and warrants to and covenants with the Company as follows:
5.1    Financial Sophistication; Access to Information. The Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information the Purchaser knows about and deems relevant (including the SEC Documents) in making an informed decision to purchase the Shares.
5.2    Purchase For Own Account. The Purchaser is acquiring the Shares pursuant to this Agreement for its own account for investment only and with no present intention of distributing any of the Shares or any arrangement or understanding with any other Persons regarding the distribution of the Shares, except in compliance with Section 5.8.
5.3    Corporate Power; Authorization. The Purchaser has all requisite corporate power, and has taken all requisite corporate action, to authorize, execute and deliver this Agreement and each of the other Transaction Documents to which the Purchaser is a party, to consummate the Transactions and to carry out and perform all of the Purchaser’s obligations hereunder and thereunder and no consent, or authorization is required by the Purchaser, its board of directors or other governing body to consummate the Transactions. Upon the execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally, including any specific performance.
5.4    Registered Broker Dealer. The Purchaser is not a broker or dealer registered pursuant to Section 15 of the Exchange Act and is not an Affiliate of such a broker or dealer. The Purchaser is not party to any agreement for the distribution of any of the Shares.
5.5    Accredited Investor or Qualified Institutional Buyer. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D or a Qualified Institutional Buyer within the meaning of Rule 144A promulgated under the Securities Act.
5.6    Non-United States Person Status. The Purchaser is not a United States person, as defined by Section 7701(a)(30) of the Code, and is not a U.S. Person as defined in Rule 902(k) of Regulation S promulgated under the Securities Act (“Regulation S”). The Purchaser is not acquiring the Shares for the account or benefit of any U.S. Person (as defined in Rule 902(k) of Regulation S). The Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained under applicable securities laws, and (d) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.
5.7    Disqualification Events. The Purchaser is not subject to any of Disqualification Events described in Rule 506(d)(1)(i) to (viii) under the Securities Act, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act and disclosed in writing in reasonable detail to the Company.
5.8    Transfer Restrictions. The Purchaser shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares purchased hereunder except in compliance with the Securities Act, applicable state securities laws, and the rules and regulations promulgated thereunder. Before effecting any such sale, pledge, transfer or other disposition, except for a resale pursuant to an effective registration statement under the Securities Act as contemplated by the Registration Rights Agreement, the Purchaser shall (a) deliver to the Company an opinion of counsel in reasonably acceptable form to the Company to the effect that the Shares to be disposed may be so disposed pursuant to an exemption from registration under the Securities Act and applicable state securities laws, or (b) provide the Company with reasonable assurance that such Shares can be so disposed in accordance with Rule 144.
5.9    Restricted Securities. The Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser further understands that no Governmental Entity has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor has any Governmental Entity passed upon the merits of the offering of the Shares.
5.10    Legends.
(a)    The Purchaser understands that, until such time as the Shares have been registered for resale under the Securities Act or sold pursuant to such a registration statement or the Shares may be sold pursuant to Rule 144 without any restriction as to the number of securities that can be immediately sold as of a particular date, any certificates representing the Shares, whether maintained in a book-entry system or otherwise, may bear one or more legends regarding transfer restrictions under the Securities Act in substantially the following form and substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND, IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE FROM IT OF SUCH RESALE RESTRICTIONS.”
(b)    The Purchaser further understands that any certificates representing the Shares, whether maintained in a book-entry system or otherwise, may bear one or more legends regarding certain Regulation S-related restrictions in substantially the following form and substance (with the bracketed dates completed with the twelve-month anniversary of the Closing Date):
“PRIOR TO [_____ __, 201_], THESE SECURITIES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(K) ADOPTED UNDER THE SECURITIES ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. PURCHASERS OF THESE SECURITIES PRIOR TO [_____ __, 201_], MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE SECURITIES ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES, PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES, AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO [_____ __, 201_,] RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED IN RULE 902(K) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER

THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE.”
(c)    The Purchaser further understands that any certificates representing the Shares, whether maintained in a book-entry system or otherwise, may bear one or more legends regarding the status of the Purchaser as an affiliate (within the meaning of Rule 144) of the Company in substantially the following form and substance:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN AFFILIATE OF THE ISSUER AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”
(d)    The Purchaser further understands that any certificates representing the Shares, whether maintained in a book-entry system or otherwise, may bear any legend required by the securities laws of any state to the extent such laws are applicable to the sale of such Shares hereunder.
(e)    Upon Purchaser’s request, the Company will cause any legends referred in this Section 5.10 to be removed when such legends are no longer applicable.
5.11    No Other Company Securities; No Short Sales. The Purchaser has not, either directly or indirectly, through an agent or representative, or, to the Purchaser’s knowledge, an Affiliate, engaged in any transaction in the securities of the Company, including “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Exchange Act, other than with respect to the transactions contemplated herein, since the time that the Purchaser was first contacted by the Company or any other Person regarding the transactions contemplated hereby until the date hereof. As of the date of this Agreement, and except for rights to acquire the Shares pursuant to this Agreement, the Purchaser does not hold of record or beneficially own any shares of Common Stock or other securities of the Company.
5.12    No Advice. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, Tax or investment advice. The Purchaser has consulted such legal, Tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.
SECTION 6.    NO BROKER FEES.
Each of the Company and the Purchaser hereby represents that there are no brokers or finders retained by, or otherwise acting on behalf of, it or any of its Affiliates and entitled to compensation in connection with the sale of the Shares, and shall indemnify the other party hereto for any such compensation that such other party actually pays to any such broker or finder.

SECTION 7.    ADDITIONAL COVENANTS.
7.1    Reasonable Efforts. The Purchaser shall use its commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 3.2 and to consummate the Transactions. The Company shall use its commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 3.2 and to consummate the Transactions.
7.2    Conduct of Business. Except (i) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by this Agreement, or (iii) as required by Applicable Law, from the date of this Agreement until the Closing Date, the Company shall, and shall cause each of its subsidiaries to, conduct its and their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact in all material respects its current business organization and relationships with third parties and to keep available the services of its present executive officers and key employees. The Company shall not, and shall cause its subsidiaries not to, take any action that would adversely affect or delay in any material respect the consummation of the Transactions. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except (A) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (B) as expressly contemplated by this Agreement, the Company shall not, and shall cause each of its subsidiaries not to:
(a)    amend the Certificate of Incorporation, Bylaws or other similar organizational documents of the Company or any of its subsidiaries;
(b)    (i) except as set forth in the Proxy Amendment or the Amended Proxy Statement (each as defined below) split, combine or reclassify any shares of its capital stock, or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(c)    adopt a plan or agreement of complete or partial liquidation, dissolution, or restructuring of the Company or its subsidiaries;
(d)    take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock; or
(e)    agree, resolve, promise or commit to do any of the foregoing.
7.3    Public Announcements. No press release or, except to the extent required by Applicable Law, other public announcement shall be made, directly or indirectly, by either party hereto concerning the execution of this Agreement, the terms and conditions hereof or the consummation of the Transactions, in each case without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

7.4    Form D; State Securities Laws. The Company shall file a Form D with respect to the Shares as required under Regulation D. The Company shall take such action as the Company reasonably determines is necessary in order to obtain an exemption from, or to qualify the Shares for, sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities laws of the states of the United States, and shall provide evidence of such actions promptly upon the written request of the Purchaser.
7.5    Trading Market. The Company shall notify the Trading Market of the proposed listing of the Shares. As soon as reasonably practicable following the Closing, the Company shall take any actions necessary to ensure the Shares are listed on the Trading Market.
7.6    Transfer Taxes. On the Closing Date, all stock transfer or other similar Taxes (other than income Taxes) that are required to be paid in connection with the issuance, sale and delivery to the Purchaser hereunder of the Shares at the Closing shall be fully paid or provided for by the Company and all laws imposing such Taxes shall have been fully complied with and the Purchaser and its Affiliates shall have no obligation therefor.
7.7    Board Matters.
(a)    Purchaser Designees. Subject to compliance with the Company’s governing documents and all applicable laws, rules, regulations and policies (including the rules of the Trading Market and, by way of clarification and not limitation Nasdaq Listing Rule 5640 and Nasdaq’s interpretive guidance with respect thereto), in each case as then in effect, from and after the Closing, Purchaser shall be entitled to designate two individuals for election or appointment to the Board; provided, however, that if and as the Purchaser’s voting power reduces subsequent to the Closing, whether as a result of sales or other dispositions of the Company’s securities by the Purchaser, additional issuances of securities by the Company or otherwise, the Purchaser’s designation rights as set forth in this Section 7.7(a) shall decrease to the right to designate one individual if and when the Purchaser’s voting power is less than 16.7% but 10% or more, and shall terminate if the Purchaser’s voting power is less than 10%, of the overall votes then entitled to be cast in an election of directors by the stockholders of the Company; provided further, however that in no event shall the Purchaser be entitled to designate for election or appointment to the Board a number of directors, rounded up to the next whole number, in excess of the product of (i) the total number of directors then on the Board, and (ii) the voting power then held by the Purchaser, expressed as a percentage of the overall votes then entitled to be cast in an election of directors by the stockholders of the Company; provided further, however, that any individual designated by the Purchaser shall (a) be capable of being elected or appointed to the Board without violation of, and not have failed to comply with, any applicable law, rule or regulation and the requirements of any federal, state, local or other court, self-regulatory body or other Governmental Entity, including the Commission, the Trading Market and any regulatory authority with jurisdiction over the Company or its activities, (b) not have engaged in acts or omissions constituting a breach of the such individual’s fiduciary duties to the Company and its stockholders, (c) not have engaged in acts or omissions that involve an intentional violation of law and that are felonies or violations of law involving moral turpitude, and (d) not have engaged in any transaction involving the Company during the term of such individual’s membership on the Board from which such individual derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction if such disclosure is required pursuant to applicable laws, rules or regulations, the Company’s governing documents or the Company’s corporate governance policies, in each case as determined by the Board reasonably and in good faith after consultation with outside legal counsel (any noncompliance with the foregoing clauses (a), (b), (c) or (d), a “Disqualification”). The individuals designated by the Purchaser pursuant to and in accordance with this Section 7.7(a) shall be referred to herein as the “Purchaser Designees.” Upon the Purchaser’s selection and written notification to the Company of the Purchaser Designees, the Company and the Board shall be entitled to conduct such due diligence regarding such Purchaser Designees as the Board reasonably determines is necessary to confirm the absence of a Disqualification, and thereafter the Board, subject to the exercise of the Board’s fiduciary duties under applicable Delaware law, shall promptly appoint the Purchaser Designees as directors on the Board.
(b)    The Board shall, subject to the exercise of the Board’s fiduciary duties under applicable Delaware law and compliance, in the Board’s discretion, with all Exchange Act rules and rules of the Trading Market applicable to board committee membership (provided that the Purchaser Designees shall not be required to be independent directors under the Trading Market rules solely for purposes of membership on the Board), concurrently with or promptly after the Purchaser Designees’ appointment to the Board in accordance with Section 7.7(a), appoint one of the Purchaser Designees, as notified by Purchaser to the Company, as a member of the audit committee of the Board (the “Audit Committee”) and any special committee of the Board formed from time to time, to the extent such special committee is formed for the purpose of making decisions that, as determined in good faith by the Board in its reasonable discretion, are strategically significant to the Company (a “Special Committee,” and together with the Audit Committee, the “Board Committees”). If the applicable Purchaser Designee appointed to a Board Committee does not comply with, or ceases to satisfy, the Exchange Act rules or the rules of the Trading Market applicable to membership of the Board Committees, or to the extent (i) such Purchase Designee is subject to a conflict of interest with regard to a particular subject matter or transaction, as reasonably determined in good faith by the Board, or (ii) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, the Board shall be entitled to exclude such Purchaser Designee from the applicable Board Committee or any meeting or portion thereof and, with respect to exclusion from a Board Committee, the Purchaser shall be given an opportunity to replace such Purchaser Designee with a new Purchaser Designee that, as determined in good faith by the Board in its reasonable discretion, does satisfy such requirements, or, as an alternative, the Purchaser shall be entitled to nominate a representative (the "Committee Observer"), who shall be an individual, not an entity, as an observer of the respective Board Committee from which the Purchaser Designee was excluded (the “Affected Board Committee”). The Affected Board Committee shall invite the Committee Observer to attend all meetings of the Affected Board Committee in a nonvoting observer capacity and, in this respect, will give the Committee Observer copies of all notices, minutes, consents and other materials that it provides to its committee members; provided, however, that the Committee Observer will agree to hold in confidence and trust all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such Committee Observer from any meeting or portion thereof to the extent (i) such Committee Observer is subject to a conflict of interest with regard to a particular subject matter or transaction, as reasonably determined by the

Board, or (ii) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel. Any Committee Observer will be required to enter into a customary confidentiality agreement with the Company before attending any meeting of any Board Committee. Purchaser may at any time, upon written notice to the Company, remove the Committee Observer from his or her position as an observer of the Affected Board Committee and, if Purchaser remains entitled to designate the Purchaser Designees (or any of them) pursuant to Section 7.7(a), replace him or her by another individual who shall upon such replacement be the "Committee Observer" hereunder. Purchaser shall provide the Company with the name, address and any other relevant information relating to the replacement Committee Observer reasonably requested by the Company.
(c)    Substitute Designee. If any of the Purchaser Designees ceases to be a member of the Board or any Board Committee for any reason, and if the Purchaser remains entitled to designate the Purchaser Designees (or one of them) pursuant to Section 7.7(a), the Purchaser shall be entitled to designate another individual who has not been subject to a Disqualification (a “Substitute Designee”) to serve as a director, and/or member of the applicable Board Committee(s), as the case may be, in place of such Purchaser Designee, and, following written notification of such Substitute Designee by the Purchaser and subject to the Board’s reasonable due diligence rights and fiduciary duties as set forth in Section 7.7(a) and compliance with applicable Exchange Act and Trading Market Rules as forth in Section 7.7(b), the Board shall promptly appoint the Substitute Designee as a director on the Board and/or a member of the applicable Board Committee(s), as the case may be. Upon becoming a member of the Board and/or a member of the applicable Board Committee(s), as the case may be, the Substitute Designee shall succeed to all of the rights, privileges and required qualifications and obligations under this Agreement of a Purchaser Designee being replaced, and shall be considered a “Purchaser Designee” hereunder for all purposes from and after the date of the Substitute Designee’s appointment or election.
(d)    Resignations. Upon termination of the Purchaser’s designation rights pursuant to Section 7.7(a), the Purchaser shall promptly cause each of the Purchaser Designees to offer to resign from the Board and the Board Committees, subject to the right of the Board to accept or reject such resignation offers. In addition, subject to Purchaser’s rights to nominate a Substitute Designee pursuant to Section 7.7(c), Purchaser shall cause a Purchaser Designee to resign from the Board and the Board committees on which such Purchaser Designee serves if such Purchaser Designee, as determined reasonably by the Board in good faith after consultation with outside legal counsel, becomes subject to a Disqualification, or if the Board otherwise determines such resignation is necessary to comply with the Board’s fiduciary duties under applicable Delaware law.
(e)    Removal. For so long as the Purchaser remains entitled to the election or appointment of the Purchaser Designees (or one of them) pursuant to Section 7.7(a), without the prior written consent of the Purchaser, the Board shall not take any action to remove or cause the replacement of a Purchaser Designee, unless the Board determines reasonably and in good faith after consultation with outside legal counsel that such Purchaser Designee has become subject to a Disqualification or if the Board otherwise determines such removal or replacement is necessary to comply with the Board’s fiduciary duties under applicable Delaware law.

(f)    Compensation, Rights and Obligations. The Purchaser Designees shall be (i) compensated for their service as directors and shall be reimbursed for their expenses on the same basis as all other non-employee directors of the Company, and (ii) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time, including execution and delivery of an indemnification agreement with the Company in substantially the same form as other non-employee directors of the Company, and (iii) subject to, and bound to comply with, the same Company policies, guidelines and programs and legal and other obligations as the other non-employee directors of the Company.
(g)    Confidentiality. The Purchaser shall, and shall cause its Affiliates to, maintain the confidentiality of all material nonpublic information of the Company disclosed to any of them by or on behalf of the Purchaser Designees in their capacity as members of the Board; provided that such confidentiality obligation shall not apply to information that: (i) is or becomes generally available to the public through no fault of the Purchaser or its representatives; (ii) the Purchaser can demonstrate was within the possession of the Purchaser or its Affiliates before it being furnished to the Purchaser or its Affiliates by or on behalf of any of the Purchaser Designees (excluding all information provided by the Company to the Purchaser prior to the date hereof or in connection with the negotiation of definitive agreements contemplated by the Credit Support Letter of Intent or, if such definitive agreements are executed and delivered, in connection with the performance thereunder); (iii) becomes available to the Purchaser or its Affiliates on a non-confidential basis from a source other than a Purchaser Designee without such source having breached a duty of confidentiality towards the Company. The Purchaser Designees shall comply with the insider trading policies of the Company applicable to directors, including trading pre-clearance requirements and trading blackout periods as may be in effect from time to time. In addition, the Purchaser hereby acknowledges that it is aware that United States securities laws prohibit any person who has received from an issuer material nonpublic information concerning the issuer from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell the securities of such issuer, make investment recommendations based on such material nonpublic information or otherwise affect the trading price of such issuer’s securities.
7.8    Standstill. Without the prior approval of at least a majority of the Board (excluding the Purchaser Designees), from the date hereof until the later of (a) the second anniversary of the date of this Agreement, and (b) the date on which the Purchaser ceases to hold more than 5% of the Company’s then outstanding Common Stock, the Purchaser shall not, and shall cause each of its Affiliates not to, directly or indirectly: (i) make, or in any way become a “participant” in, any “solicitation” of “proxies” (as such terms are defined in Regulation 14A promulgated under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any equity securities of the Company, including relating to the election of directors of the Company (except that neither the Purchaser nor its Affiliates shall be deemed to be a participant in such a solicitation merely by reason of the membership of the Purchaser Designees on the Board pursuant to the terms of this Agreement or the voting of the Shares by Purchaser in any manner that Purchaser determines); (ii) grant any proxies with respect to any equity securities of the Company to any Person (other than Purchaser’s Affiliates) to vote such securities for or on behalf of the Purchaser

(except as recommended by the Board); (iii) seek additional representation on the Board (in addition to that provided for in Section 7.7 of this Agreement) or seek the removal of any member of the Board that is not a Purchaser Designee or a change in the composition or size of the Board (except as provided in Section 7.7); (iv) make any public announcement with respect to, or submit a proposal for or offer of, or otherwise effect or seek to effect, any transaction which would result in the Purchaser beneficially owning more than 30% of the Company’s equity securities or all or substantially all of the Company’s assets or debt (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, liquidation, dissolution, equity issuance or other extraordinary transaction); (v) other than with respect to the Voting Agreement, form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder) or enter into any arrangements or agreements (whether written or oral), in each case in connection with any of the foregoing; or (vi) request the Company to, directly or indirectly, amend or waive any provision of this Section 7.8 other than through non-public communications with the Company, including the Board, that would not be reasonably determined to trigger public disclosure obligations for any party; provided, however, that the restrictions set forth in this Section 7.8 shall terminate and be of no further force and effect at such time as the Company enters into or publicly announces that it plans to enter into a definitive agreement with respect to a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets or debt (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, liquidation, dissolution, equity issuance or other extraordinary transaction), in each case with a Person other than the Purchaser or any of its Affiliates.
7.9    Amendment of Proxy Statement; Stockholder Meeting.
(a)    As soon as reasonably practicable, and in any event within five Trading Days, following the date of this Agreement, the Company, at the direction of the Board, shall prepare and file with the Commission an amendment or supplement to the Company’s definitive proxy statement on Schedule 14A promulgated under the Exchange Act filed with the Commission on April 18, 2018 for its 2018 annual meeting of stockholders (the “Proxy Amendment,” and the proxy statement as so amended, the “Amended Proxy Statement”). The Proxy Amendment shall provide that (i) the Company’s 2018 annual stockholder meeting (as it may be adjourned or postponed, the “Stockholder Meeting”) that was announced in the Proxy Statement to be held on May 30, 2018 be postponed, at the direction of the Board and in accordance with Applicable Law, the Certificate of Incorporation, and Bylaws, to June 8, 2018, and (ii) the Company solicits from each holder of shares of Common Stock entitled to vote at the Stockholder Meeting (the “Stockholders”) such Stockholder’s affirmative vote on one or more proposals that, if approved by the Stockholders in accordance with the Company’s governing documents and, if applicable, Nasdaq rules would result in Approval having been obtained as of the date of such Stockholder approval (collectively, the “Proxy Proposal”). The Board shall recommend that the Stockholders vote in favor of the Approval and approve the Proxy Proposal (the “Stockholder Vote Recommendation”) and shall cause the Stockholder Vote Recommendation to be included in the Amended Proxy Statement. Unless this Agreement has been terminated pursuant to Section 8.1 or pursuant to the Board’s exercise of its fiduciary duties, as a result of an Intervening Event arising after the date hereof and before the Stockholder Meeting commences, the Board determines in good faith, after consulting with outside legal counsel, that the failure to withdraw, modify or qualify the Stockholder Vote Recommendation would constitute a breach of its fiduciary duties, the Board shall not (i) withdraw, modify or qualify the Stockholder Vote Recommendation in any manner or publicly propose to do so or (ii) take any other actions that will, or could reasonably be expected to, impede, interfere with, delay, discourage, or adversely affect the Stockholder Vote Recommendation or the obtainment of the Approval. For the purposes of this Section 7.9, “Intervening Event” means any material change, event, development, condition, occurrence, or effect occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, the Board, as of or prior to the date hereof; provided, however, that in no event shall any change in the price, or change in trading volume, of the Common Stock constitute an Intervening Event.
(b)    Subject to Applicable Law, the Company shall cause the Amended Proxy Statement to be disseminated to the Stockholders as promptly as practicable, and in any event within five Trading Days following the earlier to occur of (i) the 10th calendar day after the filing of the Proxy Amendment with the Commission if the Commission or its staff has not indicated that it will review the Proxy Amendment, and (ii) confirmation from the Commission that it will not comment on, or that it has no additional comments on, the Proxy Amendment.
(c)    The Amended Proxy Statement shall include the notice of meeting in the form required by the Delaware General Corporation Law. The Purchaser shall promptly furnish to the Company all information concerning the Purchaser that may be required by Applicable Law or reasonably requested by the Company for inclusion in the Amended Proxy Statement. The Company shall cause the Amended Proxy Statement to comply in all material respects with all applicable requirements of the Exchange Act, including Regulation 14A under the Exchange Act, and the rules of the Commission and the Trading Market. The Company represents that the information in the Amended Proxy Statement (excluding any information supplied in writing to the Company by or on behalf of Purchaser specifically for inclusion therein) is true, complete and accurate in all material respects. Purchaser represents that the information in the Amended Proxy Statement that was supplied in writing by it to the Company specifically for inclusion therein is true, complete and accurate in all material respects. The Company agrees to use its commercially reasonable efforts to respond promptly to any comments of the Commission or its staff with respect to the Proxy Amendment, and each of the Company and Purchaser agrees to promptly correct any information provided by it for use in the Amended Proxy Statement to the extent required by Applicable Law. If and to the extent any such comments of the Commission or correction of information included in the Amended Proxy Statement requires, under Applicable Law, a further amendment or supplement to the Amended Proxy Statement, then the Company shall use its commercially reasonable efforts to take all steps necessary to amend or supplement the Amended Proxy Statement as so required and to cause the Amended Proxy Statement, as so amended or supplemented, to be filed with the Commission and to be disseminated to the Stockholders.
(d)    The Purchaser and its counsel shall be given reasonable opportunity to review and comment on the Proxy Proposal and, to the extent it relates to information about the Purchaser or its Affiliates, the Amended Proxy Statement before they are filed with the Commission. The Company shall advise Purchaser, promptly after it receives notice thereof, of any receipt of (i) a request by the Commission or its staff for an amendment or revisions to the Amended Proxy

Statement, or additional information in connection therewith, or (ii) comments from the Commission or its staff on the Amended Proxy Statement, and shall promptly provide Purchaser with copies of all written correspondence between the Company and its representatives, on the one hand, and the Commission or the staff thereof, on the other hand, with respect to the Proxy Proposal included in the Amended Proxy Statement, and as promptly as practicable provide Purchaser with a reasonably detailed description of any oral comments received from the Commission or its staff in connection therewith. The Company also shall provide Purchaser with copies of any written or oral comments or responses to be submitted by the Company in response to any comments or inquiries from the Commission or its staff related to the Proxy Proposal, and shall provide Purchaser a reasonable opportunity to participate in the formulation of any response to any such comments of the Commission or its staff. The Company shall use its reasonable best efforts to resolve all comments by the Commission with respect to the Amended Proxy Statement as promptly as practicable.
7.10    Compliance with Anti-Corruption Laws and Ethical Compliance.
(a)    Each of the parties hereto agrees and undertakes to the other that in connection with this Agreement, they will each respectively comply with all Applicable Laws relating to fighting against terrorism, anti-bribery and anti-money laundering, including the Anti-Corruption Undertakings set forth in Exhibit E hereto.
(b)    The Company will comply with its existing Anti-Corruption Policy dated as of May 23, 2017 (the “Compliance Policy”) in all activities associated with this Agreement. Purchaser will comply with the Total Code of Conduct in all activities associated with this Agreement. The parties declare that prior to entering into this Agreement they have adequately acquainted themselves to each other’s Compliance Policy or Code of Conduct, respectively, and each party hereto respects and acknowledges the same.
(c)    Each party hereto shall perform this Agreement in compliance with the International Economic Sanctions applicable to it. Neither party shall be obliged to perform any obligations otherwise required by the Agreement if and to the extent such performance would be in violation of, inconsistent with, or expose such Party to punitive measures under, Applicable Laws applicable to it relating to International Economic Sanctions. Any party shall be entitled, without incurring any liability, to terminate this Agreement with immediate effect if the performance of this Agreement is in any way restricted or prohibited by International Economic Sanctions applicable to it.
7.11    Review of Company Compliance Policy. After the date of this Agreement, (i) Purchaser may provide the Company with comments to the Company Compliance Policy in order for such policy to comply with Applicable Laws in the European Union, (ii) the Company will consider and discuss such changes in good faith and (iii) as soon as reasonably practicable after conclusion of such good faith discussions, the Company will implement any changes to the Company Compliance Policy as mutually agreed upon.

SECTION 8.    MISCELLANEOUS.
8.1    Termination.
(a)    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(1)    by mutual written agreement of the parties hereto;
(2)    by either the Purchaser or the Company:
(i)    if any Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits the consummation of the proposed Transactions, including the sale and issuance of the Shares, and such order, injunction, legal restraint or prohibition shall have become final and non-appealable;
(ii)    if the Company's stockholders shall not have approved the purchase of the Shares by Purchaser on a duly convened stockholder meeting by June 30, 2018; or
(iii)    if the Closing shall not have occurred by July 31, 2018 (the "End Date"), provided that the party intending to terminate pursuant to this clause shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the End Date; or
(3)    by the Purchaser:
(i)    if a failure to perform in any material respect any covenant or agreement of the Company set forth in this Agreement shall have occurred and such failure to perform would cause any of the conditions set forth in Section 3.2 not to be satisfied, and such failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the 30th calendar day following receipt by the Company of written notice of such breach or failure to perform from the Purchaser and (B) the calendar day immediately prior to the End Date;
(ii)    if a Material Adverse Effect occurs.
(4)    By the Company if a failure to perform in any material respect any covenant or agreement of the Purchaser set forth in this Agreement shall have occurred and such failure to perform would cause any of the conditions set forth in Section 3.2 not to be satisfied, and such failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the 30th calendar day following receipt by the Purchaser of written notice of such breach or failure to perform from the Company and (B) the calendar day immediately prior to the End Date.
(b)    Notice of Termination. Any party hereto terminating this Agreement pursuant to Section 8.1(a) or Section 7.10 shall give written notice of such termination to the other party in accordance with this Agreement, specifying the provision or provisions hereof pursuant to which such termination is being effected.
(c)    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1(a) or Section 7.10, this Agreement shall cease to have any effect.
8.2    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail or mailed by first-class registered or certified airmail or nationally recognized overnight express courier, postage prepaid, shall be deemed given when so sent in the case of electronic mail transmission, or when so received in the case of mail or courier, and shall be addressed as follows:
(a)    if to the Company, to:
Clean Energy Fuels Corp.
4675 MacArthur Court, Suite 800
Newport Beach, CA, U.S.A. 92660
Attn: J. Nathan Jensen, Sr. Vice President Corporate Transactions and Chief Legal Officer
Email: Nate.Jensen@cleanenergyfuels.com
with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA, U.S.A. 92130
Attn: Steven G. Rowles, Esq.
Email: SRowles@mofo.com
or to such other Person at such other place as the Company shall designate to the Purchaser in writing; and
(b)    if to the Purchaser, to:
Total Marketing Services SA
24 Cours Michelet La Défense 10
92800 Puteaux France.
Attention: Patrice Yermia, General Counsel Marketing and Services Branch
Email: patrice.yermia@total.com

with copies to (which shall not constitute notice):
Jones Day
3161 Michelson Drive
Irvine, CA 92612-4412
Attention: Jonn R. Beeson, Esq.
E-mail: jbeeson@jonesday.com
and
Jones Day
2, rue Saint-Florentin
75001 Paris, France
Attention: Linda A. Hesse, Esq.
E-mail: lhesse@jonesday.com
or to such other Person at such other place as the Purchaser shall designate to the Company in writing.
8.3    Further Actions. Each party hereto shall promptly execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
8.4    Headings; Interpretation. The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” All references in this Agreement to “dollars” or “$” shall mean United States dollars. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” or “includes” means “including without limitation” or “includes without limitation.”
8.5    Entire Agreement. This Agreement and the other Transaction Documents, including any exhibits or schedules hereto or thereto, constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof or thereof existing between the parties hereto is hereby expressly canceled.
8.6    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.7    Governing Law. This Agreement shall be governed by the substantive laws of the State of Delaware, U.S.A., without regard to its or any other jurisdiction’s choice of law rules.
8.8    Jurisdiction.
(a)    Any action or proceeding against any party hereto relating in any way to this Agreement or the transactions contemplated hereby may be brought and enforced in the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have or refuses jurisdiction, any other competent court of the State of Delaware or a competent federal court of the United States sitting in the State of Delaware, and not any court in any other state or federal court in the United States of America or any court in any other country, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding. Each party hereto, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such Person at the address for such Person set forth in Section 8.2 hereof or such other address such Person shall notify the other party in writing. The foregoing shall not limit the right of any Person to serve process in any other manner permitted by Applicable Law or to bring any action or proceeding, or to obtain execution of any judgment in any other jurisdiction.
(b)    Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery or any other competent court of the State of Delaware or a competent federal court of the United States sitting in the State of Delaware. Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of California is not a convenient forum for any such action or proceeding.
(c)    Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which such party may otherwise be entitled in any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby in the courts of the State of California, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.
8.9    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE REGISTRABLE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING

NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
8.10    Counterparts. This Agreement may be executed in counterparts, each of which when executed shall constitute an original, but all of which, when taken together, shall constitute one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Counterparts may be delivered by facsimile or electronic delivery in Adobe Portable Document Format or other electronic format based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.11    Amendments and Waivers. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser in the case of any change, discharge, termination or modification, or of the party hereto against whom the waiver is to be effective, in the case of a waiver.
8.12    Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of each of the parties hereto. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement to any Affiliate of the Purchaser that acquires any Shares hereunder as a designee or to whom the Purchaser assigns or transfers any Shares; provided that such designee or Affiliate-transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchaser.”
8.13    Survival. The representations and warranties contained herein shall survive the Closing and the issuance and delivery of the Shares for a period of one (1) year after the date hereof; provided, however, that notwithstanding the foregoing in this Section 8.13, the representations and warranties contained in Section 4.1, Section 4.2, and Section 4.3, the first two sentences of Section 4.4, Section 4.5, Section 4.8, the first sentence of Section 4.9, Section 4.9(a)(ii), Section 4.15, Section 4.21, Section 5.3, and SECTION 6 shall survive until the expiration of the applicable statute of limitations. Except as otherwise expressly provided in this Agreement, the agreements and covenants contained in this Agreement shall survive for the applicable statute of limitations or, if earlier, in accordance with their terms.
8.14    Acknowledgements by the Company. The Company acknowledges and agrees that:
(a)    Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement, all other Transaction Documents and the Transactions and that, prior to the Closing, Purchaser is not (a) an officer or director of the Company, (b) an “affiliate” (as defined in Rule 144) of the Company, or (c) to the Company’s Knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act).
(b)    Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, all other Transaction Documents and the Transactions, and any advice given by Purchaser or any of its representatives or agents in connection with this Agreement, all other Transaction Documents and the Transactions is merely incidental to Purchaser’s purchase of the Shares.
8.15    No Third-Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party hereto shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated hereby.
8.16    Payment of Fees and Expenses. Except as otherwise provided herein or in the other documents or instruments contemplated hereby, each of the Company and the Purchaser shall bear its own expenses and legal fees incurred by it or on its behalf with respect to this Agreement and the transactions contemplated hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
COMPANY:

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President & Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER: TOTAL MARKETING SERVICES S.A.

By:	/s/ Philippe Montanteme
Name:	Philippe Montanteme
Title:	Vice-President Strategy Marketing & Research